Exhibit 23

Consent of Independent Certified Public Accountants

As independent certified public accountants, we hereby consent to the incorporation by reference of our report dated February 25, 2004, on the consolidated financial statements of Cryo-Cell International, Inc. and Subsidiaries (the Company) as of and for the year then ended November 30, 2003, included in the Company’s Form 10-K dated March 1, 2004, into the following registration statements previously filed by the Company: Form S-8 (File No. 333-92991); Form S-8 (File No. 333-65418).

GRANT THORNTON LLP

Tampa, Florida

February 25, 2004